Exhibit 99.1

To Our Shareholders:

Over the third quarter of 2006, Pavilion Bancorp continued its strong performance, enabling the corporation to capitalize on the economic and organizational momentum that has been building over the past several years and deliver positive results to our shareholders.

Pavilion Bancorp’s total loan portfolio continued to grow in the third quarter to approximately $245.3 million, a portfolio increase of 5% from the same period last year, while total deposits have also increased by $5.2 million over the same period.

Comparing year-to-year, total assets have increased 3.6% to $298.4 million. In addition, our organization’s continued focus on reducing non-interest expenses, while growing the bank, has resulted in pre-tax savings of $1.0 million over the same nine month period last year – an improvement of 10.7%.

This performance contributed to Pavilion Bancorp’s net income for the nine months ended September 30, 2006, which increased significantly by $678,000 or 56.5% over the same nine month period in 2005. The net income for this period in 2006 was $1.9 million, compared to $1.2 million for the same period in 2005. This resulted in non-diluted net earnings per share of $2.55 in the first nine months of 2006, versus $1.50 per share for the same period in 2005.

The Pavilion Bancorp Board of Directors’ confidence in the continued strength of our organization was evident during the third quarter as they unanimously approved management’s strategic branch expansion plan, which includes the addition of three new offices to Bank of Lenawee’s current branch network. The implementation of this plan will begin during the fourth quarter of 2006 and continue through 2008, with the first new branch scheduled to open January 2, 2007 in the City of Hillsdale, Michigan followed by branch openings in Tecumseh, Michigan and Adrian, Michigan in the spring of 2007 and 2008, respectively.

We are excited to report to you, our shareholders, about these growth opportunities and the future of Pavilion Bancorp. As we enter into a new phase of expansion in Lenawee and Hillsdale counties, we do so prudently, focused on obtaining profitable and sustainable growth in the markets that we believe we can serve optimally. In addition, we remain committed to fostering deeper relationships with our existing customers through the introduction of innovative new products that meet their needs. One example of this is Online Express Deposit, a product which enables corporate customers to deposit their checks directly from their place of business.

With the fourth quarter of 2006 upon us, and 2007 on the horizon, management continues to plan and implement the strategic initiatives necessary to continue Pavilion Bancorp’s success and its shareholder’s satisfaction. In this regard, we are pleased to confirm the Board of Director’s approval of a 24 cent per share cash dividend, which is enclosed with this statement.

On behalf of the Board of Directors, Management and Staff, we thank you for your continued support.

Douglas L. Kapnick Chairman of the Board	Richard J.DeVries President and CEO

Note: This letter contains certain forward-looking statements that involve risks and uncertainties. When used in this letter, the words “believe”, “expect”, or “anticipate” and similar expressions identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to, economic, competitive, governmental and technological factors affecting the company’s operations, markets, products, services, interest rates and fees for services.

Readers are cautioned not to place undue reliance on these forward-looking statements.

CONSOLIDATED BALANCE SHEETS

(000's omitted)	Unaudited
	September 30,
	2006	2005
Assets
Cash and due from banks	$10,536	$10,316
Federal funds sold	4,364	5,388

Total cash and cash equivalents	14,900	15,704

Market value of securities available for sale	26,914	29,394

Loans held for sale	615	874
Total loans	245,268	232,995
Allowance for loan and lease losses	(2,759)	(2,720)

Net loans	242,510	230,275

Premises and equipment, net	7,363	5,735
Accrued interest receivable	2,186	1,841
Mortgage servicing assets	2,670	2,980
Other assets	1,272	1,181

Total assets	$298,430	$287,984

Liabilities and shareholders' equity

Liabilities
Deposits:
Noninterest - bearing	$46,100	$46,731
Interest - bearing	187,219	181,374

Total deposits	233,319	228,105
Federal funds purchased	-	-
Repurchase agreements-customers	2,751	3,837
Repurchase agreements-financial institutions	10,000	10,000
Federal Home Loan Bank advances	13,685	8,905
Subordinated debentures	5,000	5,000
Accrued interest payable	875	694
Other liabilities	2,149	2,535
Common stock subject to repurchase obligation in ESOP	2,817	4,654

Total liabilities	270,595	263,730

Shareholders' equity

Common stock and paid-in capital, No par value:
3,000,000 shares authorized; shares issued and
outstanding 731,408 - 2006; 735,378 - 2005	10,519	9,056
Retained earnings	17,485	15,403
Unrealized gain (loss) on securities available for sale	(169)	(205)

Total shareholders' equity	27,835	24,254

Total liabilities and shareholders' equity	$298,430	$287,984

CONSOLIDATED STATEMENTS OF INCOME

(000's omitted except for earnings per share)	Unaudited
	Nine months ended September 30,
	2006	2005
Interest income
Loans, including fees	$13,083	$10,883
Securities	745	803
Federal funds sold and other	190	70

Total interest income	14,018	11,756

Interest expense
Deposits	3,885	2,308
Subordinated debentures	331	261
Other borrowed funds	920	493

Total interest expense	5,135	3,062

Net interest income	8,882	8,694
Provision for loan losses	225	285

Net interest income after
provision for loan losses	8,657	8,409

Noninterest income
Service charges on deposit accounts	1,005	978
Net gains on sales of loans	715	1,112
Loan servicing fees, net of amortization	139	275
Other	412	274

Total other income	2,272	2,639

Noninterest expense
Compensation and employee benefits	4,850	5,512
Premises and equipment	1,291	1,060
Other	2,145	2,713

Total other expenses	8,285	9,285

Income before income taxes	2,644	1,763
Federal income tax expense	766	563

Net income	$1,878	$1,200

Earnings per common share:	$2.57	$1.63